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September 10, 1997

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 10, 1997 of CYBEX International, Inc. and are in agreement with the statements contained in the second and third paragraphs and in the first sentence of the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                /s/ Ernst & Young LLP
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